EXHIBIT 99

The Sherwin-Williams Company Reports 2016 Third Quarter Financial Results

•	Consolidated net sales increased 4.0% in the quarter and 3.9% in nine months, due primarily to higher paint sales volume in our Paint Stores Group and the impact of a change in revenue classification related to grossing up third-party service revenue

○	The change in revenue classification increased sales in the quarter and nine months 2.3% and 0.8%, respectively

•	Diluted net income per common share increased 2.8% to $4.08 per share in the quarter, including a $.24 per share charge for acquisition costs partially offset by a $.09 EPS increase from a reduction in the income tax provision

•	Establishing 4Q16 EPS range of $1.45 to $1.55, including approximately $.68 per share in net charges for acquisition costs partially offset by a reduction in the income tax provision

•	Updating FY16 EPS guidance to $11.30 to $11.40 per share, including approximately $.95 per share in net charges for acquisition costs partially offset by a reduction in the income tax provision vs. $11.16 per share in 2015

CLEVELAND, OHIO, October 25, 2016 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the third quarter and nine months ended September 30, 2016. Compared to the same periods in 2015, consolidated net sales increased $127.2 million, or 4.0%, to $3.28 billion in the quarter and increased $338.3 million, or 3.9%, to $9.07 billion in nine months. These increases were due primarily to higher paint sales volume in our Paint Stores Group and the impact of a change in revenue classification beginning in the third quarter related to grossing up third-party service revenue and related costs which were previously netted and immaterial in prior periods. The change in revenue classification increased sales in the quarter and nine months 2.3% and 0.8%, respectively. This prospective change primarily impacts the Paint Stores and Global Finishes Groups. This change had no impact on segment profit, but reduced the segment profit as a percent to net sales of the affected Groups. Unfavorable currency translation rate changes decreased consolidated net sales 0.8% in the quarter and 1.6% in nine months.

Diluted net income per common share in the quarter increased to $4.08 per share, including a $.24 per share charge from costs associated with the anticipated acquisition of Valspar partially offset by an increase of $.09 per share related to a reduction in the income tax provision, from $3.97 per share in 2015. Diluted net income per common share in nine months increased to $9.85 per share, including a $.64 per share charge from costs associated with the anticipated acquisition of Valspar partially offset by an increase of $.37 per share related to a reduction in the income tax provision, from $9.03 per share in 2015. The reduction in the income tax provision for the quarter and nine months resulted from the early adoption of a new accounting standard (ASU 2016-09). The standard is related to the accounting for excess tax benefits for share based payments that were previously recorded in other capital on the balance sheet and now will be recognized in the income tax provision on the income statement. The increase in third quarter and nine months diluted net income per common share was due primarily to improved operating results of the Paint Stores and Global Finishes Groups. Currency translation rate changes decreased diluted net income per common share by $.03 per share in the quarter and $.11 in nine months.

Net sales in the Paint Stores Group increased 6.7% to $2.23 billion in the quarter and increased 7.5% to $5.95 billion in nine months due primarily to higher architectural paint sales volume across most end market segments and the impact of the change in revenue classification. Net sales from stores open for more than twelve calendar months, excluding the change in revenue classification, increased 2.1% in the quarter and increased 5.2% in nine months over last year’s comparable period. Paint Stores Group segment profit increased $10.9 million to $518.3 million in the quarter from $507.4 million last year and increased $163.5 million to $1.28 billion in nine months from $1.12 billion last year due primarily to higher paint sales volume. Segment profit as a percent to net sales decreased in the quarter to 23.3% from 24.3% last year due primarily to the change in revenue classification and higher SG&A expenses related to new stores. Segment profit as a percent to net sales increased in nine months to 21.5% from 20.2% last year due primarily to higher paint sales volume.

Net sales of the Consumer Group decreased 2.1% to $412.9 million in the quarter due primarily to lower volume sales to most of the Group’s retail and commercial customers. Net sales increased 0.4% to $1.27 billion in nine months due primarily to higher volume sales to most of the Group’s retail customers partially offset by unfavorable currency translation rate changes. Segment profit increased to $92.0 million in the quarter from $88.3 million last year due to improved operating efficiencies partially offset by lower sales. Segment profit increased to $264.3 million in nine months from $257.9 million due primarily to improved operating efficiencies and higher volume sales partially offset by increased SG&A spending. As a percent to net external sales, segment profit increased in the quarter to 22.3% from 20.9% last year and increased in nine months to 20.8% from 20.4% last year due primarily to improved operating efficiencies.

The Global Finishes Group’s net sales stated in U.S. dollars decreased 1.1% to $480.7 million in the quarter and decreased 1.9% to $1.43 billion in nine months. Unfavorable currency translation rate changes decreased net sales by 1.5% in the quarter and decreased net sales by 2.9% in nine months. Stated in U.S. dollars, segment profit increased in the quarter to $63.2 million from $55.1 million last year and increased in nine months to $177.0 million from $151.3 million last year due primarily to decreasing raw material costs and good cost control partially offset by unfavorable currency translation rate changes. Unfavorable currency translation rate changes decreased segment profit $0.5 million in the quarter and decreased segment profit $5.0 million in nine months. As a percent to net external sales, segment profit increased in the quarter to 13.1% from 11.3% last year and increased in nine months to 12.3% from 10.4% last year.

The Latin America Coatings Group’s net sales stated in U.S. dollars increased 0.4% to $156.6 million in the quarter due primarily to selling price increases partially offset by unfavorable foreign currency translation rate changes and volume declines. Nine month net sales stated in U.S. dollars decreased 12.1% to $415.1 million due primarily to unfavorable currency translation rate changes and volume declines partially offset by selling price increases. Unfavorable currency translation rate changes decreased net sales by 8.2% in the quarter and 15.7% in nine months. Stated in U.S. dollars, segment profit decreased in the quarter to $1.0 million from $2.1 million last year and decreased in nine months to a loss of $9.6 million from a profit of $15.7 million last year due primarily to increasing raw material costs and unfavorable currency translation rate changes partially offset by selling price increases. Unfavorable currency translation rate changes decreased segment profit $3.6 million in the quarter and $11.0 million in nine months. As a percent to net external sales, segment profit decreased in the quarter to 0.6% from 1.4% last year and decreased in nine months to a loss of 2.3% from a profit of 3.3% last year.

The Company made no open market purchases of its common stock in the nine months ended September 30, 2016. At September 30, 2016, the Company had cash on hand of $702.6 million that will be utilized to fund the Valspar acquisition.

Commenting on the financial results, John G. Morikis, President and Chief Executive Officer, said, “Revenue growth on a comparable basis slowed sequentially in the third quarter across most of our reportable segments. Despite this slowdown, we remain bullish on future demand across most of our end markets, and we continue to invest in areas that will drive growth and productivity in the quarters and years ahead. In the first nine months, we opened 55 net new store locations in the Paint Stores Group. During the quarter, we increased the dividend rate to $.84 from $.67 last year. Our balance sheet remains flexible and is positioned well for the anticipated Valspar acquisition and other investments in our business.

“Over the balance of the year, the input cost tailwinds are likely to turn to headwinds and the slower pace of sales growth is unlikely to fully offset our investments in new stores, territories and retail programs already in place. For the fourth quarter, we anticipate our core consolidated net sales will increase a low single digit percentage compared to last year’s fourth quarter. At that anticipated sales level, we estimate diluted net income per common share in the fourth quarter of 2016 to be in the range of $1.45 to $1.55 per share, compared to $2.12 per share earned in the fourth quarter of 2015. Fourth quarter 2016 earnings per share includes costs related to the anticipated acquisition of Valspar totaling approximately $.71 per share and an increase in EPS of approximately $.03 per share related to the decrease in the income tax provision. For the full year 2016, we expect core consolidated net sales to increase by a low single digit percentage compared to full year 2015. With annual sales at that level, we are updating our guidance for full year 2016 diluted net income per common share to be in the range of $11.30 to $11.40 per share, compared to $11.16 per share earned in 2015. Full year 2016 earnings per share includes costs related to the anticipated acquisition of Valspar totaling approximately $1.35 per share and an increase in EPS of approximately $.40 per share related to the decrease in the income tax provision.”

The Company will conduct a conference call to discuss its financial results for the third quarter, and its outlook for the fourth quarter and full year 2016, at 11:00 a.m. EDT on Tuesday, October 25, 2016. The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the October 25th release. The webcast will also be available at Issuer Direct’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until November 14, 2016 at 5:00 p.m. EDT.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,100 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 115 countries around the world. For more information, visit www.sherwin.com.

Regulation G Reconciliation

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per common share excluding the Valspar acquisition costs and the reduction in income tax provision related to the adoption of a new accounting standard. This adjusted earnings per share measurement is not in accordance with U.S. generally accepted accounting principles (GAAP). It should not be considered a substitute for earnings per share computed in accordance with U.S. GAAP and may not be comparable to similarly titled measures reported by other companies. The following table reconciles diluted net income per common share computed in accordance with U.S. GAAP to diluted net income per common share excluding the Valspar acquisition costs and the reduction in income tax provision related to the adoption of a new accounting standard for the quarter and nine months ended September 30, 2016, and anticipated diluted net income per common share computed in accordance with U.S. GAAP to anticipated diluted net income per common share excluding the Valspar acquisition costs and the reduction in income tax provision related to the adoption of a new accounting standard for the quarter and year ended December 31, 2016.

	Three Months Ended September 30,	Nine Months Ended September 30,	Three Months Ended December 31, 2016 (guidance)		Year Ended December 31, 2016 (guidance)
	2016	2016	Low	High	Low	High
Consolidated diluted net income per common share	$4.08	$9.85	$1.45	$1.55	$11.30	$11.40
Valspar acquisition costs diluted net charge per common share	$.24	$.64	$.71	$.71	$1.35	$1.35
Reduction in income tax provision net income per common share related to the adoption of new accounting standard	$(.09)	$(.37)	$(.03)	$(.03)	$(.40)	$(.40)
Diluted net income per common share excluding Valspar acquisition costs & reduction in income tax provision	$4.23	$10.12	$2.13	$2.23	$12.25	$12.35

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “seek,” “intend” or “anticipate” or the negative thereof or comparable terminology. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions; the Company’s ability to complete the planned acquisition of The Valspar Corporation, or Valspar, if at all, including the potential for regulatory authorities to require divestitures in connection with the proposed transaction; the Company’s ability to successfully integrate past and future acquisitions into its existing operations, including Valspar, as well as the performance of the businesses acquired; risks inherent in the achievement of cost synergies and the timing thereof for the planned acquisition of Valspar; strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Bob Wells

Senior Vice President – Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Media Contact:

Mike Conway

Director – Corporate Communications

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Thousands of dollars, except per share data	2016	2015	2016	2015
Net sales	$3,279,462	$3,152,285	$9,073,011	$8,734,708
Cost of goods sold	1,643,173	1,577,733	4,539,184	4,497,721
Gross profit	1,636,289	1,574,552	4,533,827	4,236,987
Percent to net sales	49.9%	49.9%	50.0%	48.5%
Selling, general and administrative expenses	1,058,128	993,625	3,114,455	2,922,046
Percent to net sales	32.3%	31.5%	34.3%	33.5%
Other general expense - net	813	9,117	21,100	17,415
Interest expense	44,100	16,995	110,710	42,231
Interest and net investment income	(1,647)	32	(3,086)	(943)
Other (income) expense - net	(725)	4,061	(551)	4,493

Income before income taxes	535,620	550,722	1,291,199	1,251,745
Income taxes	148,887	176,231	361,526	395,913

Net income	$386,733	$374,491	$929,673	$855,832

Net income per common share:
Basic	$4.20	$4.06	$10.13	$9.26
Diluted	$4.08	$3.97	$9.85	$9.03
Average shares outstanding - basic	91,992,854	92,196,458	91,752,482	92,398,962

Average shares and equivalents outstanding - diluted	94,771,807	94,433,075	94,421,190	94,776,387

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the October 25th release.